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May 16, 1995



PERSONAL AND CONFIDENTIAL

Gary L. Deaner
MiLAN Technology Corporation
894 Ross Drive, #101
Sunnyvale, CA 94089

Dear Gary:

        This letter is written to confirm the terms of your compensation for fiscal 1995.

        Your base pay is an annual salary of $150,000.

        You are also eligible for a cash bonus equal to 100% of your base salary, contingent upon Digi International Inc. meeting budgeted net sales and after-tax earnings targets for fiscal 1995. If either of these targets is not met, the Compensation Committee of the Board of Directors will determine in its discretion the amount of bonus, if any, that you would be paid for fiscal 1995.

        As you are aware, you were also awarded a stock option for 30,000 shares of Digi Common Stock, with an exercise price of $17.50 per share, as a further element of your fiscal 1995 compensation.

Very truly yours,



Ervin F. Kamm, Jr.
President & Chief Executive Officer

EFK/llh

cc:     W. K. Drake
        G. A. Wall
        J. E. Nicholson